EXECUTION COPY

Exhibit 10.2

AMENDED AND RESTATED RETIREMENT TRANSITION AGREEMENT

This Amended and Restated Retirement Transition Agreement (this “Agreement”) is made and entered into as of November 6, 2025 (the “Effective Date”), by and among Peapack-Gladstone Financial Corporation (“PGFC”), a New Jersey corporation, Peapack Private Bank & Trust (the “Bank”), a New Jersey-chartered bank (together, the “Company”), and John P. Babcock (“Executive”).

WHEREAS, Executive, PGFC and the Bank previously entered into the Retirement Transition Agreement, dated March 31, 2021 (the “Prior Agreement”) and now wish to amend and restate the Prior Agreement to apply to awards granted under PGFC’s phantom stock plan or similar successor plan thereto; and

WHEREAS, the parties mutually desire to provide certain terms following Executive’s retirement, including certain noncompete and non-solicitation covenants, and Executive is willing to provide certain consulting services for the period set forth herein.

NOW, THEREFORE, in consideration of the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Effective Date; Terms and Conditions.

A. Effective Date. This Agreement is effective as of the Effective Date, provided, however, that this Agreement shall become null and void if Executive’s termination of employment with the Bank (for any reason or no reason) occurs prior to Executive’s “Retirement Date.” Executive’s “Retirement Date” shall be the date Executive terminates employment after: (1) completing at least seven (7) years of service with the Bank and (2) attaining at least age sixty-two (62); provided that the sum of Executive’s age and years of service at termination of employment equals seventy (70) or more.

B. Notice of Retirement. Executive agrees to provide at least six (6) months advance written notice to the Company of Executive’s expected Retirement Date.

C. Consideration. Contingent upon Executive’s compliance with this Agreement, the Company shall pay the consideration as follows:

(i) Unvested Time-Based Awards. If Executive has Unvested Time-Based Awards as of the Retirement Date, the Unvested Time-Based Awards shall become vested as of a date determined at the sole discretion of the Company (the “Distribution Date”), provided, however, that the Distribution Date shall be no earlier than the Retirement Date and no later than the last

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day of the Post-Retirement Period (as defined below) and shall be determined by the Company by no later than the Retirement Date.

“Unvested Time-Based Awards” means any unvested time-based restricted stock or time-based restricted stock units granted by PGFC pursuant to any stockholder-approved equity incentive plan and unvested time-based phantom stock units granted by PGFC pursuant to the 2024 Phantom Stock Plan (or any successor plan) that are held by Executive as of Executive’s Retirement Date.

Notwithstanding the foregoing and provided there are no adverse accounting consequences to the Company, the Company shall have the right, at its sole discretion, to cancel all or a portion of Executive’s Unvested Time-Based Awards (the “Canceled Awards”) and, in lieu of such Canceled Awards, pay to Executive a cash lump sum payment equal to the fair market value of the Canceled Awards, quantified as of the Retirement Date. Such cash payment shall be paid no earlier than the Retirement Date and no later than the last day of the Post-Retirement Date or, if earlier, March 15th of the calendar year immediately following the Retirement Date.

(ii) Unvested Performance RSUs. If Executive has Unvested Performance RSUs, the Unvested Performance RSUs shall continue to vest, subject to the following conditions: (1) the level of achievement of the Company with respect to each full calendar year period of the applicable performance period preceding the Retirement Date shall be determined based on the actual achievement of the performance goals associated with the Unvested Performance RSUs during such calendar year period(s); and (2) with respect to the calendar year of the Retirement Date and each calendar year thereafter (as applicable), the level of achievement of the Company during such calendar year period(s) shall be based on an assumed Target level of achievement of the applicable performance goals associated with the Unvested Performance RSUs during such calendar year period(s). The Committee shall determine the extent to which the performance goals have been achieved and the level of achievement. The Unvested Performance RSUs shall be settled in shares of PGFC common stock or cash, as applicable, in the normal course consistent with Executive’s underlying award agreement(s) granting the Unvested Performance RSUs.

“Unvested Performance RSUs” means outstanding performance-based vesting restricted stock units granted by PGFC pursuant to any stockholder-approved equity incentive plan and outstanding performance-based phantom stock units granted by PGFC pursuant to the 2024 Phantom Stock Plan (or any successor plan) that are held by Executive as of Executive’s Retirement Date.

2. Restrictive Covenants.

A. Non-Competition. During the Post-Retirement Period, Executive shall not, without the prior written consent of the Bank, serve in a full-time senior level employee position with a Business (as defined herein). A “Business” means either: (1) any entity that is engaged in the business of providing banking, trust services, wealth and/or asset management, or similar financial services to consumers, businesses, or other entities, either on its own or through a subsidiary or

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(2) any corporation that has securities listed on a national securities exchange that is registered under section 6 of the Securities Exchange Act of 1934, as amended or are traded on a national securities exchange that is officially recognized, sanctioned or supervised by a governmental authority and the securities are deemed by the Securities and Exchange Commission as having a “ready market” under SEC Rule 15c3-1. As a point of clarification, this Section 2(A) shall not prohibit or restrict Executive (or an entity controlled by Executive) from being an investor or a fund manager (or have any type of employment or consulting relationship, including a full-time senior level employee position) with any hedge fund, investment partnership, investment corporation or any other collective investment vehicle that is engaged primarily in the purchase and/or sale of securities (a “Hedge Fund”), even if such Hedge Fund has an ownership interest in a Business.

B. Non-Solicitation of Customers. During the Post-Retirement Period, Executive shall not directly or indirectly (whether individually or together with any other person, including any corporation, partnership or other Entity) solicit in any manner or seek to obtain the business of any person who is or was a customer of the Company or any affiliate during the two (2) year period prior to the Effective Date or who is a customer during the Term, for the direct or indirect purpose of soliciting or selling deposit, loan, wealth management, insurance or trust products or services; or request or advise any customer, supplier, vendor or others who were doing business with the Company or any affiliate during the two (2) year period prior to the Effective Date or during the Term, to terminate, reduce, limit or change their business or relationship with the Company.

C.
Non-Solicitation of Employees. During the Post-Retirement Period, Executive shall not directly or indirectly: (1) solicit or assist any third party in employing or attempting to employ any employee of the Company or any affiliate; or (2) interfere with the relationship between the Company or any affiliate and their respective employees.

D. Confidentiality. Executive acknowledges that Executive has been the recipient of confidential and proprietary business information concerning the Company, including without limitation past, present, planned or considered business activities of the Company. During the Post-Retirement Period and at all times thereafter, Executive hereby agrees not to use Executive’s knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Bank, or as may be required by regulator inquiry, law or court order.

E. Disparagement. Executive agrees that, during the Post-Retirement Period and at all times thereafter, Executive will not disparage or make derogatory or untruthful comments about the Company, the Company’s present and former officers, directors, employees or agents or the Company’s business practices. This provision does not apply to any truthful statement required by Executive in any legal proceeding or governmental or regulatory investigation or inquiry.

F. Remedies. Executive acknowledges and agrees that the covenants contained herein are reasonable and necessary to protect the legitimate business interests of the Company. In the event of a breach of Executive’s obligations under Section 2, the Company’s contractual obligation to pay Executive the consideration pursuant to Section 1(C) (the “Consideration”) shall immediately cease or, to the extent the Consideration has been paid to Executive, the Consideration shall be subject to clawback or recoupment by the Company. In addition, nothing in this Section

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shall be construed as prohibiting the Company from pursuing other remedies available for any breach of this Section 2, including an injunction restraining Executive from such breach.

G. Post-Retirement Period Definition. The “Post-Retirement Period”, as utilized in this Agreement, is the period commencing on the first day immediately following Executive’s Retirement Date and ending on the earlier of: (1) the one-year anniversary date of Executive’s Retirement Date; or (2) the effective time of a “change in control” of the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

3. Consulting Services.

A.
Consulting Period. During the Post-Retirement Period, the Company and Executive agree that Executive shall make himself/herself available to provide services as an independent consultant, and Executive agrees to render consulting services to the Company.

B.
Consulting Services. Executive will provide such consulting or advisory services as the Company may reasonably request with respect to its business and matters within Executive’s area of responsibility while employed by the Company and other matters within Executive’s expertise. Executive will be reasonably available to the Company for up to 40 hours per month to consult on Company matters as requested by the Board of Directors of the Company and/or its Chief Executive Officer or Chief Financial Officer. Executive will act solely in a consulting capacity hereunder and will not have authority to act for the Company or to give instructions or orders on behalf of the Company or otherwise to make commitments for or on behalf of the Company. Executive will not be an employee of the Company during the Post-Retirement Period but shall act in the capacity of an independent contractor. The Company will not exercise control over the detail, manner or methods of the performance of the services by Executive during the Post-Retirement Period or have control over the location at which Executive performs services.

C.
Location and Expenses. It is anticipated that Executive will generally be required to provide such consulting services solely by telephone or electronic means, however, such consulting services could be provided in person under a mutually agreeable timeframe. In the event Executive performs such services in person, Executive will be provided reasonable access to office space and administrative support services to the extent necessary to fulfill the consulting duties and will be reimbursed for reasonable pre-approved expenses directly related to the consulting assignments, subject to applicable Company policies on expense reimbursement. All expenses will be submitted to the Company for consideration and approval in accordance with the Company’s reimbursement policies in effect from time to time.

4. Non-assignability. Except for those rights that may accrue to Executive’s family or estate in the event of Executive’s death or permanent disability, neither this Agreement nor any right or interest hereunder shall be assignable by Executive.

5. Entire Agreement; Modification. This Agreement, along with the award agreements associated with Executive’s Unvested Time-Based Awards and Unvested Performance RSUs (as applicable) (the “Award Agreements”), represents the entire understanding of the parties with

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respect to the subject matter hereof and supersedes all prior understandings, written or oral, including the Prior Agreement. The terms of this Agreement may be changed, modified or discharged only by an instrument in writing signed by the parties hereto. Capitalized terms not expressly defined herein shall have the meanings set forth in the Award Agreement(s).

6. Binding on Successors. The terms of this Agreement shall be binding upon the Company and its successors and permitted assigns, including any successor employer to the Company in the event of a Change in Control.

7. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

8. Notices. All notices or communications hereunder shall be in writing, addressed as follows or to such other address as either party may designate from time to time by written notice so given:

To the Company:

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921-0700

ATTN: General Counsel

Facsimile: (201) 285-6201

To Executive: at the address of record in the Company’s personnel files.

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by email or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

9. Rights Under Existing Benefit Plans and Programs. The execution of this Agreement shall not affect Executive’s rights and entitlements (including the timing, form and amount of payments) under the Company plans and programs in which Executive participated prior to the Effective Date and, in each case, such rights and entitlements shall be determined solely by reference to the terms of such plans and programs and any individual award agreement provided to Executive thereunder.

10. Severability. If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

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11. Tax Withholding. The Company will withhold from the amounts payable under this Agreement such federal, state and/or local taxes, as required to be withheld pursuant to any applicable law or regulation.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

13. Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with Executive, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement is not subject to liquidation or exchange for another benefit. The Company acknowledges and agrees that a “separation from service” within the meaning of Section 409A of the Code will occur upon Executive’s termination of employment as of the Retirement Date. To the extent necessary to comply with Section 409A of the Code, if Executive is a “specified employee” (within the meaning of Section 409A of the Code), no payment shall be made during the first six (6) months following Executive’s separation from service within the meaning of Section 409A of the Code. Rather, any payment that would otherwise be paid during such period will be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such separation from service; and Executive’s termination of employment or service shall constitute a separation from service within the meaning of Section 409A of the Code.

14. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of Bedminster, New Jersey, in accordance with the Commercial Rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Each party shall bear its own costs and attorneys’ fees in connection with an arbitration, and the costs of the arbitrator and the AAA’s administrative fees shall be split evenly between the parties. The above notwithstanding, the Company may seek injunctive relief in a court of competent jurisdiction in New Jersey to restrain any breach or threatened breach of any provision of this

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Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Company.

15. Protected Rights. Notwithstanding anything in this Agreement to the contrary, Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”) about a possible securities law violation without approval of the Company. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company related to the possible securities law violation. This Agreement does not limit the Executive’s right to receive any resulting monetary award for information provided to any Government Agency.

16. Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflict of law principles.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

_/s/ Douglas L. Kennedy________________________________________

President and Chief Executive Officer

PEAPACK PRIVATE BANK & TRUST

_/s/ Douglas L. Kennedy_____________________________________

President and Chief Executive Officer

EXECUTIVE

_/s/ John P. Babcock_______________________________________

John P. Babcock

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